Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Acquisition of First Associations Bank

Highlights of the Announced Acquisition:

•                  Niche depository platform to augment Pacific Premier’s continued loan growth

•                  Attractive deposit franchise, with 92.9% non-CDs and cost of deposits of 0.23% for the quarter ended September 30, 2012

•                  Compelling economics for Pacific Premier’s shareholders

Costa Mesa, California, October 15, 2012 — Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (“Pacific Premier” or the “Company”) today announced that Pacific Premier has entered into a definitive agreement to acquire First Associations Bank (“FAB”), a Dallas, Texas, based state chartered bank with $356.2 million in total assets and $305.5 million in total deposits at September 30, 2012.  FAB is a specialized bank exclusively focused on serving homeowners associations (“HOAs”) and HOA management companies nationwide.  This acquisition will provide Pacific Premier with a valuable source of low-cost core deposits that are expected to strengthen Pacific Premier’s existing deposit base and lower its overall funding cost.

Steven R. Gardner, President & Chief Executive Officer of Pacific Premier commented, “This acquisition is a unique opportunity for us to acquire a highly efficient, consistently profitable and niche focused business that will complement our existing banking franchise.  At September 30, 2012, FAB’s loans to deposit ratio was 6.2% and included no delinquent loans or nonperforming assets.  At the same quarter end, Pacific Premier’s loans to deposit ratio had grown to 96.5% due to strong net loan portfolio growth of $64.1 million, or 32% annualized.  Since it started business in 2007 FAB has generated most of its operating revenue from its investment securities portfolio and as such we see substantial revenue synergies between FAB’s deposit funding model and our commercial banking business model as we deploy FAB’s funds into higher yielding loans over time.  Additionally, this partnership will improve Pacific Premier’s deposit base, lower our cost of deposits and provide us the platform to accelerate future core deposit growth.”

Mr. Gardner continued, “This is an exciting opportunity for both companies, our shareholders, customers and employees.  FAB’s existing customers will continue to receive the same excellent customer service and products without disruption.  Pacific Premier’s financial strength and resources will enable FAB to develop additional technological solutions to further benefit existing and future HOA management company clients. Additionally, the acquisition of FAB will allow Pacific Premier to deploy a portion of its current capital base into a compelling investment.”

“The management team and employees are looking forward to joining the Pacific Premier team and continuing our tradition of providing exceptional service to all of our customers. The combination with Pacific Premier will provide greater capital resources and operational scale which will allow us to expand and continue to grow the business,” said Michael A. Kowalski, Chairman, President and Chief Executive Officer of FAB.

The transaction is currently valued at $53.7 million, which includes approximately $50.2 million in deal consideration for FAB shareholders, $3.5 million in cash consideration for FAB option holders and warrant holders.  The $50.2 million of deal consideration for FAB shareholders will include $37.6 million in cash consideration, which is subject to adjustment, and 1,279,419 shares of Pacific Premier common stock to be issued to FAB shareholders, which shares had a value of approximately $12.5 million based on Pacific Premier’s 5-day average closing price immediately prior to announcement of the transaction.  The cash portion of the consideration payable to FAB shareholders may increase or decrease based on the changes in value of FAB’s mortgage related securities portfolio prior to closing.  In addition, the cash consideration payable to FAB shareholders may be reduced if FAB’s transaction-related expenses exceed $3.9 million.  As of September 30, 2012 the transaction value represents a multiple of approximately 117.0% of FAB’s tangible book value and a tangible book value premium of approximately 2.55% of FAB’s core deposits.  Pacific Premier anticipates the acquisition will be accretive to earnings per share beginning in 2013 and the payback period for initial tangible book value dilution is approximately 2 years.

FAB has 13 full-time equivalent employees and its corporate offices are located in Dallas, Texas.  FAB does not accept retail or consumer deposits which allows FAB’s employees to focus 100% of their efforts on serving the HOA industry.  It is anticipated that all of the current FAB employees will be retained in the combined company.  In connection with the signing of the definitive agreement, Pacific Premier Bank entered into employment agreements with the key executive officers of FAB, which will become effective upon consummation of the acquisition.  Following consummation of the acquisition, FAB will be operated as a division of Pacific Premier Bank.

As of September 30, 2012, FAB had total loans outstanding of $18.8 million, total investment securities portfolio of $313.9 million and total deposits of $305.5 million.  The deposit base includes approximately $283.8 million non-CDs, or 92.9% of total deposits.  For the quarter ended September 30, 2012, FAB’s cost of deposits was 0.23% and its efficiency ratio was 52.4%.  For the last twelve months ended September 30, 2012, FAB’s pre-tax income was $4.7 million and its pre-tax return on average assets was 1.37%.  Since inception in 2007, FAB has reported 21 consecutive quarters of profitability and no loan charge-offs.  On a combined basis with FAB as of September 30, 2012, Pacific Premier would have total assets of $1.4 billion, total loans outstanding of $882.5 million and total deposits of $1.2 billion.

A majority of FAB’s HOA customers are also customers of the HOA management companies controlled by Associations, Inc. (“Associa”) which is the largest management company in the United States.  Pacific Premier will continue to rely on the relationship with Associa following the consummation of the FAB acquisition to solicit HOA deposits.  Under the terms of the definitive agreement, Pacific Premier Bank and Associa will enter into an amendment to FAB’s current Depository Services Agreement with Associa to extend the term of this agreement for a period of five years.

The transaction is expected to close late in the fourth quarter of 2012 or in the first quarter of 2013, subject to satisfaction of the closing conditions described in this press release and other customary closing conditions, including regulatory approvals and approval of FAB shareholders.  Shareholders of FAB that own or control approximately 36% in the aggregate of the outstanding shares of FAB common stock have entered into agreements with Pacific Premier and FAB whereby they committed to vote their shares of FAB common stock in favor of the acquisition.  For additional information about the proposed acquisition of FAB, you should carefully read the definitive merger agreement that we filed with the Securities and Exchange Commission (“SEC”) today.

Pacific Premier was advised in this transaction by D.A. Davidson & Co., as financial advisor and Patton Boggs LLP, as legal counsel.  FAB was advised by SAMCO Capital Markets, as financial advisor and Haynie Rake & Repass, P.C., as legal counsel.

Conference Call: Tuesday, October 16th at 9:00 a.m. PDT

Pacific Premier will hold a conference call regarding this announcement Tuesday, October 16, 2012 at 9:00 a.m. PDT.  Those wishing to participate in the call may dial 1 (800) 434-1335; Conference ID code 681476#.  The investor presentation for this transaction can be accessed at Pacific Premier’s website at www.ppbi.com.  A replay of the call will be available through midnight PDT November 15, 2012 by calling 1 (800) 977-8002 and entering Conference ID code *681476#.

About Pacific Premier Bancorp, Inc.

Pacific Premier owns all of the capital stock of Pacific Premier Bank.  Pacific Premier Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.  For additional information about the Company, visit the Company’s website www.ppbi.com.

About First Associations Bank

FAB operates a unique business model that is highly efficient and exclusively focuses on the HOA industry by leveraging online technology tools which provide HOA management companies the ability to streamline operations through data integration and seamless information reporting.  FAB’s deposit and treasury management products include web based funds management, online ACH services, online homeowner payment options, integrated third party lockbox services and remote deposit capture.  FAB also offers term loans to HOAs for association projects and lines of credit for short term or seasonal needs.  FAB was founded in 2007 and is headquartered in Dallas, Texas.

Forward Looking Statements

This press release may contain forward-looking statements regarding Pacific Premier, FAB and the proposed acquisition.  These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; governmental approval of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition; conditions to the closing of the acquisition may not be satisfied; and the shareholders of FAB may fail to approve the consummation of the acquisition. Annualized, pro forma, projected and estimated numbers in this press release are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Pacific Premier and FAB undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Notice to FAB Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed acquisition transaction, a registration statement on Form S-4 will be filed with the SEC by Pacific Premier.  The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of FAB in connection with their vote on the acquisition.  SHAREHOLDERS OF FAB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.  The final proxy statement/prospectus will be mailed to shareholders of FAB.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by Pacific Premier will be available free of charge by accessing Pacific Premier’s website at www.ppbi.com or by writing Pacific Premier at 1600 Sunflower Ave., 2nd Floor, Costa Mesa, California 92626, Attention: Investor Relations, or by writing FAB at 12001 N. Central Expressway, Suite 1165, Dallas, Texas 75243, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of Pacific Premier may be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of FAB.  Information about the directors and executive officers of Pacific Premier is included in the proxy statement for its 2012 annual meeting of Pacific Premier shareholders, which was filed with the SEC on April 16, 2012.  The directors, executive officers and certain other members of management and employees of FAB may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of FAB.  Information about the directors and executive officers of FAB will be included in the proxy statement/prospectus for the acquisition.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed acquisition when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.